EXHIBIT 12
Comparison of Ratio of Earnings to Fixed Charges

	Year ended October 31,

Navistar International Corporation	2004	2003	2002	2001	2000

(in millions)
Income/(loss) from continuing operations before income taxes:	$311	$(49)	$(772)	$(33)	$230
Cumm. Effect of changes in acct. principle	-	-	-	-	-
Interest Expense	127	142	159	161	146
Debt expense amortization	9	3	3	2	2
Rent expense rep. of interest expense (33%)	18	20	23	15	11

Total Earnings	$465	$116	$(587)	$145	$389

Fixed Charges:
Capitalized interest	6	7	14	42	31
Interest Expense	127	142	159	161	146
Debt expense amortization	9	3	3	2	2
Rent expense rep. of interest expense (33%)	18	20	23	15	11

Total Fixed Charges	$160	$172	$199	$220	$190

Ratio of Earnings to Fixed Charges	2.9	-	-	-	2.0

Earning Shortfall	-	(56)	(786)	(75)	-

	Year ended October 31,

Navistar Financial Corporation	2004	2003	2002	2001	2000

(in millions)
Income/(loss) from continuing operations before income taxes:	$102	$99	$68	$71	$77
Cumm. Effect of changes in acct. principle	-	-	-	-	-
Interest Expense	41	50	58	93	104
Debt expense amortization	4	3	3	4	2
Rent expense rep. of interest expense (25%)	-	-	-	1	1

Total Earnings	$147	$152	$129	$169	$184

Fixed Charges:
Capitalized interest	-	-	-	-	-
Interest Expense	41	50	58	93	104
Debt expense amortization	4	3	3	4	2
Rent expense rep. of interest expense (25%)	-	-	-	1	1

Total Fixed Charges	$45	$53	$61	$98	$107

Ratio of Earnings to Fixed Charges	3.3	2.9	2.1	1.7	1.7

E-94